EXHIBIT 99.1

CENTER FINANCIAL CORPORATION

2006 STOCK INCENTIVE PLAN

Adopted April 12, 2006

As Amended and Restated June 13, 2007

Section 1. Purpose

The purpose of the Center Financial Corporation 2006 Stock Incentive Plan (the “Plan”) is to (i) encourage selected employees and directors of Center Financial Corporation (the “Company”) and its subsidiaries to acquire a proprietary and vested interest in the growth and performance of the Company; (ii) generate an increased incentive to contribute to the Company’s future success and prosperity, thus enhancing the value of the Company for the benefit of shareholders; and (iii) enhance the ability of the Company and its subsidiaries to attract and retain individuals of exceptional talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depend.

Section 2. Definitions

For purposes of the Plan, the following terms have the following meanings:

(a) “Award” means any award under the Plan, including any Option or Restricted Stock Award.

(b) “Award Agreement” means, with respect to each Award, the signed written agreement between the Company and the Participant setting forth the terms and conditions of the Award.

(c) “Board” means Board of Directors of the Company.

(d) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

(e) “Committee” means the Personnel and Compensation Committee of Center Financial Corporation and Center Bank.

(f) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

(g) “Fair Market Value” means as of any given date (a) if the Stock is listed on any established stock exchange or a national market system, either the closing sale price for the Stock or the closing bid if no sales were reported, or the average of the bid and ask prices, as selected by the Committee in its discretion, as quoted on such system or exchange, as reported in The Wall Street Journal; or (b) in the absence of an established market for the Stock, the fair market value of the Stock as determined by the Committee or the Board in good faith.

(h) “Full Value Award” means a Restricted Stock Award granted at no cost to the Participant.

(i) “Holder” means the holder of a Restricted Stock Award granted under Section 7.

(j) “Incentive Option” means any Option intended to be and designated as an “incentive stock option” within the meaning of Section 422 of the Code.

(k) “Issue Date” shall mean the date established by the Board or the Committee on which Certificates representing shares of Restricted Stock shall be issued by the Company pursuant to the terms of Section 7(b).

(l) “Nonqualified Stock Option” means any Option that is not an Incentive Option.

(m) “Option” means an option granted under Section 6.

(n) “Optionee” means the holder of an Option granted under Section 6.

(o) “Participant” means an employee or director who is selected by the Board or the Committee to receive an Award under the Plan.

(p) “Restricted Stock” or “Restricted Stock Award” means an Award of Stock subject to restrictions, as more fully described in Section 7.

(q) “Restriction Period” means the period determined by the Board or the Committee under Section 7(b).

(r) “Rule 16b-3” means Rule 16b-3 under Section 16(b) of the Exchange Act, as amended from time to time, and any successor rule.

(s) “Stock” means the Common Stock, no par value, of the Company, and any successor security.

(t) “Terminating Event” means (i) a merger or consolidation in which the Company is not the surviving entity; (ii) the acquisition of more than fifty percent (50%) of the value or voting power of the Company’s stock by a person or group; (iii) the acquisition in a period of twelve (12) months or less of at least thirty-five percent (35%) of the Company’s stock by a person or group; (iv) the replacement of a majority of the Company’s board of directors in a period of twelve (12) months or less by directors who were not endorsed by a majority of the current board members; or (v) the acquisition in a period of twelve (12) months or less of forty percent (40%) or more of the Company’s assets by an unrelated entity; provided, however, that no transaction or event shall be considered a Terminating Event unless at the time of such event it constitutes a “change in control” as defined under Section 409A of the Code.

(u) “Termination” means, for purposes of the Plan, with respect to a Participant, that (a) if the Participant is a director of the Company, he or she has ceased to be, for any reason, a director and (b) if the Participant is an employee, he or she has ceased to be, for any reason, employed by the Company or a subsidiary.

(v) “Termination for Cause” in the case of an employee, shall mean termination for malfeasance or gross misfeasance in the performance of duties, conviction of illegal activity in connection therewith, any conduct seriously detrimental to the interests of the Company or a subsidiary corporation, or removal pursuant to the exercise of regulatory authority by the Board of Governors of the Federal Reserve System (the “FRB”) or any applicable bank supervisory agency; and, in any event, the determination of the Board with respect thereto shall be final and conclusive. In the case of a director, Termination for Cause shall mean removal pursuant to Sections 302 or 304 of the California Corporations Code or removal pursuant to the exercise of regulatory authority by the FRB or any applicable bank supervisory agency.

(w) “Vesting Date” means, for an Option or a portion of an Option, the first date on which the Option or such portion may be exercised by the Optionee and, for shares of Restricted Stock, the date on which the shares cease to be forfeitable and become freely transferable shares in the hands of the Participant.

Section 3. Administration

(a) General. The Plan shall be administered by the Committee with respect to (i) approving Option grants and Restricted Stock Awards to the Company’s non-employee directors or “Named Executive Officers” as that term is defined in applicable SEC regulations; (ii) modifying or canceling existing grants or awards to non-employee directors or Named Executive Officers; or (iii) imposing limitations, restrictions and conditions upon any such grant or award as the Committee deems necessary or advisable, unless the Board, in its discretion shall elect to grant or modify any awards to Named Executive Officers which are not intended to be exempt compensation pursuant to Section 162(m) of the Code. In connection with the administration of the Plan, the Committee, to the extent authorized, shall have the powers possessed by the Board. The Board shall administer the Plan in all other respects, unless the Board in its discretion shall elect to delegate such administration to the Committee with respect to such other aspects of the Plan. The members of the Committee shall at all times (i) meet the independence requirements of the Nasdaq Stock Market, Inc.; (ii) qualify as “non-employee directors” as defined in Section 16 of the Exchange Act; and (iii) qualify as “outside directors” under Section 162(m) of the Code. Nothing contained herein shall prevent the Board of Directors from delegating to the Committee full power and authority over the administration of the Plan. In addition, the Board or the Committee may, in its discretion, delegate to the Chief Executive Officer, the authority to grant stock options or other awards to officers and employees who are neither executive officers nor directors of the Company or its subsidiaries, subject to such limitations or conditions on such authority as the Board or the Committee may impose. As used throughout this Plan with respect to the grant of any Awards, the phrase “the Board or the Committee” shall be deemed to include, where appropriate, the Chief Executive Officer if he has been granted authority to grant Awards pursuant to this paragraph.

Any action of the Board or the Committee with respect to administration of the Plan shall be taken pursuant to a majority vote of its members; provided, however, that with respect to action by the Board in granting an option or other award to an individual director, such action must be authorized by the required number of directors without counting the interested director, who shall abstain as to any vote on his or her option or award. An interested director may be counted in determining the presence of a quorum at a meeting of the Board where such action will be taken.

(b) Authority. The Board or the Committee as appropriate pursuant to Section 3(a) shall grant Awards to directors and eligible employees. In particular and without limitation, the Board or the Committee, subject to the terms of the Plan, shall:

(i) select the directors, officers and other employees to whom Awards may be granted;

(ii) determine whether and to what extent Awards are to be granted under the Plan;

(iii) determine the number of shares to be covered by each Award granted under the Plan; and

(iv) determine the terms and conditions of any Award granted under the Plan based upon factors determined by the Board or the Committee.

(c) Board and Committee Determinations Binding. Subject to the express provisions of the Plan, the Board or the Committee shall have the authority to construe and interpret the Plan, any Award and any Award Agreement; to define the terms used therein; to prescribe, amend, and rescind rules and regulations relating to administration of the Plan, to determine the duration and purposes of leaves of absence which may be granted to Participants without constituting a termination of their employment for purposes of the Plan; and to make all other determinations necessary or advisable for administration of the Plan, including, without limitation, compliance with Rule 16b-3. Any determination made by the Board or the Committee pursuant to the provisions of the Plan with respect to any Award shall be made in its sole discretion at the time of the grant of the Award or, unless in contravention of any express term of the Plan or Award, at any later time. Determinations of the Board or the Committee on matters referred to in this section shall be final and conclusive, and shall be binding on all persons, including the Company and Participants.

Section 4. Stock Subject to Plan

(a) Shares Available for Awards. The total number of shares of the Company’s authorized but unissued Stock reserved and available for issuance pursuant to Awards under this Plan shall be 3,296,082 shares (20% of the number of shares of the Company’s stock issued and outstanding as of April 12, 2006), including 597,423 shares which were previously subject to Options granted under the Company’s 1996 Stock Option Plan, and have been transferred to this Plan effective April 12, 2006. If any Option terminates or expires without being exercised in full or if any shares of Stock subject to a Restricted Stock Award are forfeited, the shares issuable under such Option or Award shall again be available for issuance in connection with Awards. Any Award under this Plan shall be governed by the terms of the Plan and any applicable Award Agreement.

(b) Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split or other change in corporate structure affecting the Stock without receipt of consideration by the Company, such substitution or adjustments shall be made in the aggregate number of shares of Stock reserved for issuance under the Plan, in the number and exercise price of shares subject to outstanding Options, and in the number of shares subject to other outstanding Awards, as may be determined to be appropriate by the Board or the Committee, in its sole discretion; provided, however, that no fractional shares of Stock shall be issued under the Plan on account of any such adjustment.

(c) Individual Limitation. The Company may not grant Awards under the Plan for more than 1,000,000 shares to any one Participant in any one fiscal year, subject to adjustment from time to time as provided in Section 4(b) above. Determinations under the preceding sentence shall be made in a manner that is consistent with Section 162(m) of the Code and regulations promulgated thereunder. The provisions of this Section 4(c) shall not apply in any circumstance with respect to which the Board or the Committee determines that compliance with Section 162(m) of the Code is not necessary.

Section 5. Eligibility

Awards may be granted to all salaried officers or employees (whether or not they are also directors), and to non-employee directors of the Company and its subsidiaries. However, directors of the Company and its subsidiary corporations who are not also salaried officers or employees of the Company or a subsidiary corporation are not eligible to receive Incentive Options under the Plan, but only other types of Awards.

Section 6. Stock Options

(a) Types. Any Option granted under the Plan shall be in such form as the Board or the Committee may from time to time approve. The Board or the Committee shall have the authority to grant to any eligible Participant Incentive Options, Nonqualified Stock Options or both types of Options.

(b) Incentive Options. Incentive Options may be granted only to salaried employees of the Company or a Subsidiary. Any portion of an Option that is not designated as, or does not qualify as, an Incentive Option shall constitute a Nonqualified Stock Option.

(c) Terms and Conditions. Options granted under the Plan shall be subject to the following terms and conditions:

(i) Option Term. Each Option and all rights or obligations thereunder shall expire on such date as the Board or the Committee may determine, but not later than ten (10) years from the date such Option is granted, and shall be subject to earlier termination as provided elsewhere in the Plan. As to any Incentive Option granted to an Optionee who, immediately before the option is granted, owns beneficially more than ten percent (10%) of the outstanding stock of the Company (whether acquired upon exercise of Options or otherwise), such option must not be exercisable by its terms after five (5) years from the date of its grant.

(ii) Grant Date. The time an Option is granted, sometimes referred to as the grant date, shall be the day of the action of the Board or the Committee described in Section 3(a) hereof; provided that the Optionee does not have the ability to further negotiate the terms of his or her grant, and provided further that the material terms of the grant are communicated to the Optionee within a relatively short period of time following the Board’s or the Committee’s action. If appropriate resolutions of the Board or the Committee indicate that an Option is to be granted as of and on some future date, the time such Option is granted shall be such future date. If action by the Board or the Committee is taken by the unanimous written consent of its members, the action of the Board or the Committee shall be deemed to be at the time the last Board member signs the consent, subject to the same requirements concerning communication with Optionees set forth in the first sentence of this Section 6(a)(ii). In addition, if required by applicable accounting rules, the date of grant will not be deemed to occur unless any shareholder approvals required for the grant of an option under the Plan or applicable amendments thereto have been obtained.

(iii) Exercise Price. The exercise price per share of stock subject to each Option shall be determined by the Board or the Committee but shall not be less than one hundred percent (100%) of the fair market value of such stock at the time such Option is granted. As to any Incentive Option granted to an Optionee who, immediately before the Option is granted, owns beneficially more than ten percent (10%) of the outstanding stock of the Company, the purchase price must be at least one hundred ten percent (110%) of the fair market value of the stock at the time when such Option is granted. The fair market value of such stock shall be determined in accordance with any reasonable valuation method, consistent with all applicable requirements under the Code, the Exchange Act, and regulations promulgated thereunder. The purchase price of any shares purchased shall be paid in full in cash at the time of each such purchase.

(iv) Exercisability. Each Option shall be exercisable in such installments, which need not be equal, and upon such conditions as the Board or the Committee shall determine; provided, however, that if an Optionee shall not in any given installment period purchase all of the shares which such Optionee is entitled to purchase in such installment period, such Optionee’s right to purchase any shares not purchased in such installment period shall continue until the expiration of such Option. No Option or installment thereof shall be exercisable except with respect to whole shares, and fractional share interests shall be disregarded except that they may be accumulated in accordance with the next preceding sentence.

(v) Limit on Exercisability. The aggregate fair market value (determined as of the time the Option is granted) of the stock for which any salaried officer or employee may be granted Incentive Options which are first exercisable during any one calendar year (under all Incentive Stock Option Plans of the Company and its subsidiaries) shall not exceed One Hundred Thousand Dollars ($100,000).

(vi) Method of Exercise; Payment. Options may be exercised by ten (10) days written notice delivered to the Company stating the number of shares with respect to which the Option is being exercised, together with cash in the amount of the purchase price for such shares. No fewer than ten (10) shares may be purchased at one time unless the number purchased is the total number which may be purchased under the Option.

Options may also be exercised by delivering to the Company (i) an exercise notice instructing the Company to deliver the certificates for the shares purchased to a designated brokerage firm which shall sell the stock in the market as soon as the Option is exercised; and (ii) a copy of irrevocable instructions delivered to the brokerage firm to sell the shares acquired upon exercise of the Option and to deliver to the Company from the sale proceeds sufficient cash to pay the exercise price and applicable withholding taxes arising as a result of the exercise, with the balance of the sales proceeds, if any, after payment of any broker’s commission, to be credited to the Optionee’s brokerage account.

The Company may require any Optionee, or any person to whom an Option is transferred under Section 6(c)(viii) hereof, as a condition of exercising any such Option, to give written assurances satisfactory to the Company stating that such person is acquiring the stock subject to the Option for such person’s own account and not with any present intention of selling or otherwise distributing the stock. The requirement of providing written assurances, and any assurances given pursuant to the requirement, shall be inoperative if (i) the shares to be issued upon the exercise of the Option have been registered under a then currently effective registration statement under the Securities Act of 1933, as amended, or (ii) a determination is made by counsel for the Company that such written assurances are not required in the circumstances under the then applicable state or federal securities laws.

(vii) Cessation of Employment; Disability. Except as provided in Subsection 6(c)(i) above, if an Optionee ceases to be employed by or to serve as a director of the Company or a subsidiary corporation for any reason other than death, disability or cause, such Optionee’s Option shall expire thirty (30) days thereafter, and during such period after such Optionee ceases to be an employee or director, such Option shall be exercisable only as to those shares with respect to which installments, if any, had accrued as of the date on which the Optionee ceased to be employed by or ceased to serve as a director of the Company or such subsidiary corporation. Except as provided in Subsections 6(c)(i) above, if an Optionee ceases to be employed by or ceases to serve as a director of the Company or a subsidiary corporation by reason of disability (within the meaning of Section 22(e)(3) of the Code), such Optionee’s Option shall expire not later than one (1) year thereafter, and during such period after such Optionee ceases to be an employee or director such Option shall be exercisable only as to those shares with respect to which installments, if any, had accrued as of the date on which the Optionee ceased to be employed by or ceased to serve as a director of the Company or such subsidiary corporation.

(viii) Termination of Employment for Cause. If an Optionee’s employment by or service as a director of the Company or a subsidiary corporation is terminated for Cause, such Optionee’s Option shall expire immediately; provided, however, that the Board may, in its sole discretion, within thirty (30) days of such termination, waive the expiration of the Option by giving written notice of such waiver to the Optionee at such Optionee’s last known address. In the event of such waiver, the Optionee may exercise the Option only to such extent, for such time, and upon such terms and conditions as if such Optionee had ceased to be employed by or ceased to serve as a director of the Company or such subsidiary corporation upon the date of such termination for a reason other than Cause, disability, or death.

(ix) Death of Optionee. Except as provided in Subsection 6(c)(i) above, if any Optionee dies while employed by or serving as a director of the Company or a subsidiary corporation or during the 30-day or one-year period referred to in Subsection 6(c)(vi) above, such Optionee’s Option shall expire one (1) year after the date of such death. After such death but before such expiration, the persons to whom the Optionee’s rights under the Option shall have passed by Will or by the applicable laws of descent and distribution shall have the right to exercise such Option to the extent that installments, if any, had accrued as of the date of the Optionee’s death.

Section 7. Restricted Stock Awards

(a) General. Restricted Stock Awards may be issued hereunder to Participants, for no cash consideration or for such amount as the Board or the Committee in its discretion shall determine, either alone or in addition to other Awards granted under the Plan. The provisions of Restricted Stock Awards need not be the same with respect to each recipient. The Board or the Committee may provide upon grant of a Restricted Stock Award that any shares of Restricted Stock that may be purchased by the Holder in cash and are subsequently forfeited by the Holder prior to the Vesting Date therefor shall be reacquired by the Company at the purchase price originally paid therefor by the Holder, if applicable.

(b) Issue Date and Vesting Date. At the time of the grant of a Restricted Stock Award, the Board or the Committee shall establish an Issue Date or Issue Dates and a Vesting Date or Vesting Dates with respect to such shares. The Board or the Committee may provide upon grant of a Restricted Stock Award that different numbers or portions of the shares subject to the Award shall have different Vesting Dates. The Board or the Committee may also provide that the Vesting Dates will be accelerated upon the subsequent occurrence of such specified event (e.g., early retirement of the Holder) as the Board or the Committee may specify. The Board or the Committee also may establish upon grant of a Restricted Stock Award that some or all of the shares subject thereto shall be subject after the Vesting Date to additional restrictions upon transfer or sale, although not to forfeiture. However, in the case of Full Value Awards, all performance-based vesting must have a minimum period of at least one year; and time-based vesting must have a minimum period of at least three years. The Board or the Committee shall not have authority to waive such vesting except in the case of death, disability or retirement.

(c) Issuance of Certificates. Reasonably promptly after the Issue Date with respect to shares of Restricted Stock, the Company shall cause to be issued a stock certificate, registered in the name of the Participant to whom such shares were granted, evidencing such shares; provided, that the Company shall not cause such a stock certificate to be issued unless it has received a stock power duly endorsed in blank with respect to such shares. Each such stock certificate shall bear the following legend:

“The transferability of this certificate and the shares of stock represented hereby are subject to the restrictions, terms and conditions (including forfeiture provisions and restrictions against transfer) contained in the Center Financial Corporation 2006 Stock Incentive Plan and related Award Agreement, and such rules, regulations and interpretations as Center Financial Corporation’s Board of Directors or Compensation Committee may adopt. Copies of the Plan, Award Agreement and rules, regulations and interpretations, if any, are on file at the principal executive office of Center Financial Corporation, 3435 Wilshire Boulevard, Los Angeles, California 90010.”

Such legend shall not be removed until such shares vest pursuant to the terms hereof.

Each certificate issued pursuant to this Section 7 (c) together with the stock powers relating to the shares of Restricted Stock evidenced by such certificate, shall be held by the Company unless the Board or the Committee determines otherwise.

(d) Consequences of Vesting. Upon the vesting of a share of Restricted Stock pursuant to the terms of the Plan and the applicable Award Agreement, the restrictions on transfer described in Section 7(c) shall cease to apply to such share. Reasonably promptly after a Restricted Stock Award becomes fully vested, the Company shall cause to be delivered to the Participant to whom such shares were granted, a certificate evidencing such share, free of the legend set forth in Section 7(c). If a Restricted Stock Award is partially vested, the Company may continue to hold the originally issued certificate until fully vested unless the Participant specifically requests the issuance of a certificate for just the vested shares. Reasonably promptly after any such request, the Company shall cause the certificates to be issued separately for the restricted and unrestricted shares, and shall deliver the unrestricted certificate to the Participant. Notwithstanding the foregoing, such shares still may be subject to restrictions on transfer as a result of applicable securities laws.

(e) Dividends. If and to the extent the Board or the Committee so specifies upon grant, the Holder of shares of Restricted Stock shall be entitled to receive from the Company, after the grant date and until the Vesting Date, dividends or other distributions with respect to the shares identical or comparable in financial value to the dividends and other distributions that would have been received by the Holder had the shares not been subject to the restrictions on Restricted Stock imposed under the Plan, and the Holder shall not be required to return any such distributions to the Company in the event of forfeiture of the Restricted Stock; provided that any such dividends or distribution payable to the Holder that constitute Stock or other equity securities of the Company shall be issued in the same manner and subject to the same restrictions and conditions as apply to the shares of Restricted Stock as to which such dividends and distributions are paid. The Board or the Committee in its discretion may require that any dividends paid on shares of Restricted Stock shall be held in escrow until all restrictions on such shares have lapsed.

(f) Voting Rights. If and to the extent the Board or the Committee so specifies upon grant, the Holder of shares of Restricted Stock shall be entitled to vote or direct the voting of such shares after the grant date and until the Vesting Date.

(g) Termination. Except to the extent otherwise provided in the Award Agreement and pursuant to this section, in the event of a Termination of employment or directorship during the Restriction Period, all shares still subject to restriction shall be forfeited by the Participant. If the recipient has paid cash for the Award, the stock will be repurchased at the same price originally paid by the Participant. In the event that the Company requires such a return of shares, it also shall have the right to require the return of all dividends paid on such shares, whether by termination of any escrow arrangement under which such dividends are held or otherwise, unless otherwise specified in the applicable Award Agreement.

Section 8. Terminating Events

(a) Impact of Event. In the event of a “Terminating Event” as defined in Section 2(t), any surviving corporation or entity or acquiring corporation or entity, or affiliate of such corporation or entity, may assume any Options or Restricted Stock Awards outstanding under the Plan or may substitute similar awards for those outstanding under the Plan. In the event any surviving corporation or entity or acquiring corporation or entity in a Terminating Event does not assume such Options or Awards or does not substitute similar Options or other Awards for those outstanding under the Plan, then (i) the vesting of such Options or other Awards outstanding under the Plan shall be accelerated and made fully exercisable and all restrictions thereon shall lapse ten (10) days prior to the closing of the Terminating Event; and (ii) upon the closing of the Terminating Event, any Options outstanding under the Plan shall be terminated if not exercised prior to the closing, unless the Board in its sole discretion determines prior to the effective date of the Terminating Event that all outstanding Options and the Plan itself should continue in full force and effect. In the case of such a determination by the Board, or in the event that any pending Terminating Event does not occur, the Plan and all outstanding Options and other Awards thereunder shall continue in force with all original vesting schedules in effect.

(b) Notice to Participants of Terminating Event. Not less than thirty (30) days prior to a Terminating Event, the Board or the Committee shall notify each Participant of the pendancy of the Terminating Event. With respect to Holders of Restricted Stock, the notice shall simply inform such Participants of the pendancy of the Terminating Event and of the fact that the restrictions on their Restricted Stock will lapse. In the case of Optionees, the notice shall inform such Optionees that their Options shall, notwithstanding the provisions of Sections 5(c)(iv) hereof, become exercisable in full and not only as to those shares with respect to which installments, if any, have then accrued, subject, however, to earlier expiration or termination as provided elsewhere in the Plan, and further subject to the condition that the Terminating Event in fact occurs. Optionees shall then be entitled to exercise any Options or portions thereof commencing on the tenth (10th) day, and ending on the third (3rd) day, prior to the Terminating Event, or at such other times as may be specified by the Board in connection with the Terminating Event.

Section 9. Acceleration of Options or other Awards.

Notwithstanding the provisions of Sections 6(c)(iv) or 7(b) hereof or any provision to the contrary contained in any Award Agreement, the Board or the Committee, in its sole discretion, may accelerate the vesting of all or any Award then outstanding, except with respect to Full Value Awards as set forth in Section 7(b). The decision by the Board or the Committee to accelerate an Award or to decline to accelerate an Award shall be final. In the event of the acceleration of Options as the result of a decision by the Board pursuant to this Section 9, each outstanding Option so accelerated shall be exercisable for a period from and after the date of such acceleration and upon such other terms and conditions as the Board or the Committee may determine in its sole discretion, provided that such terms and conditions (other than terms and conditions relating solely to the acceleration of exercisability and the related termination of an Option) may not adversely affect the rights of any Participant without the consent of the Participant so adversely affected. Any outstanding Option which has not been exercised by the holder at the end of such period shall terminate automatically at that time.

Section 10. General Provisions

(a) Award Grants. Any Award may be granted either alone or in addition to other Awards granted under the Plan. Subject to the terms and restrictions set forth elsewhere in the Plan, the Board or the Committee shall determine the consideration, if any, payable by the Participant for any Award and, in addition to those set forth in the Plan, any other terms and conditions of the Awards. The Board or the Committee may condition the grant or payment of any Award upon the attainment of specified performance goals or such other factors or criteria, including vesting based on continued service on the Board or employment, as the Board or the Committee shall determine. Performance objectives may vary from Participant to Participant and among groups of Participants and shall be based upon such Company, subsidiary, group or division factors or criteria as the Committee may deem appropriate, including, but not limited to, earnings per share or return on equity. The other provisions of Awards also need not be the same with respect to each recipient. The date of grant of an Award shall be as defined in Section 6(ii) hereof with respect to Option grants.

(b) Award Agreement. As soon as practicable after the date of an Award grant, the Company and the Participant shall enter into a written Award Agreement identifying the date of grant, and specifying the terms and conditions of the Award. Options are not exercisable until after execution of the Award Agreement by the Company and the Participant, but a delay in execution of the Award Agreement shall not affect the validity of the Option grant.

(c) Certificates; Transfer Restrictions. All certificates for shares of Stock or other securities delivered under the Plan shall be subject to such stock transfer orders, legends and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the SEC, any market in which the Stock is then traded and any applicable federal, state or foreign securities laws.

(d) Tax Withholding. Whenever shares of Stock are issued or to be issued pursuant to Awards, the Company shall have the right to require the Participant to remit to the Company an amount sufficient to satisfy federal, state, local or other withholding tax requirements if, when, and to the extent required by law (whether so required to secure for the Company an otherwise available tax deduction or otherwise) prior to the delivery of any certificate or certificates for such shares. The obligations of the Company under the Plan shall be conditional on satisfaction of all such withholding obligations and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. With the approval of the Board or the Committee, which it shall have sole discretion to grant, the Participant may elect to satisfy an applicable withholding requirement, in whole or in part, by having the Company withhold from delivery shares of Stock having a value equal to the amount of tax to be withheld. Such shares shall be valued at their fair market value on the date as of which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash.

(e) Notification of Election Under Section 83(b) of the Code. If any Participant shall, in connection with the acquisition of shares of Restricted Stock under the Plan, make the election permitted under Section 83(b) of the Code (i.e., an election to include in gross income in the year of transfer the amounts specified in Section 83(b)), such Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under the authority of Section 83(b).

(f) Transferability. No Award shall be assignable or otherwise transferable by the Participant other than by will or by the laws of descent and distribution. During the life of a Participant, an Award shall be exercisable, and any elections with respect to an Award may be made, only by the Participant or the Participant’s guardian or legal representative.

(g) Adjustment of Awards; Waivers. The Board or the Committee may adjust the performance goals and measurements applicable to Awards (i) to take into account changes in law and accounting and tax rules, (ii) to make such adjustments as the Board or the Committee deems necessary or appropriate to reflect the inclusion or exclusion of the impact of extraordinary or unusual items, events or circumstances in order to avoid windfalls or hardships, and (iii) to make such adjustments as the Board or the Committee deems necessary or appropriate to reflect any material changes in business conditions, except as limited by Section 7(b) with respect to Full Value Awards. In the event of hardship or other special circumstances of a Participant and otherwise in its discretion, the Board or the Committee may waive in whole or in part any or all restrictions, conditions, vesting, or forfeiture with respect to any Award granted to such Participant.

(h) Non-Competition. The Board or the Committee may condition its discretionary waiver of a forfeiture, the acceleration of vesting at the time of Termination of a Participant holding any unexercised or unearned Award, the waiver of restrictions on any Award, or the extension of the expiration period to a period not longer than that provided by the Plan upon such Participant’s agreement (and compliance with such agreement) (i) not to engage in any business or activity competitive with any business or activity conducted by the Company and (ii) to be available for consultations at the request of the Company’s management, all on such terms and conditions (including conditions in addition to (i) and (ii)) as the Board or the Committee may determine.

(i) Regulatory Compliance. Each Award under the Plan shall be subject to the condition that, if at any time the Board or the Committee shall determine that (i) the listing, registration or qualification of the shares of Stock upon any securities exchange or for trading in any securities market or under any state or federal law, (ii) the consent or approval of any government or regulatory body or (iii) an agreement by the Participant with respect thereto, is necessary or desirable, then such Award shall not be consummated in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Board or the Committee.

(j) Rights as Shareholder. Unless the Plan, the Board or the Committee expressly specifies otherwise, an Optionee shall have no rights as a shareholder with respect to any shares covered by an Option until the stock certificates representing the shares are actually delivered to the Optionee. Except as specified in Section 4(b), no adjustment shall be made for dividends or other rights for which the record date is prior to the date the certificates are delivered. The rights of Holders shall be as specified in their Award Agreements, as determined by the Board or the Committee in accordance with Section 7 hereof.

(k) Beneficiary Designation. The Board or the Committee, in its discretion, may establish procedures for a Participant to designate a beneficiary to whom any amounts payable in the event of the Participant’s death are to be paid.

(l) Additional Plans. Nothing contained in the Plan shall prevent the Company or a subsidiary from adopting other or additional compensation arrangements for its directors and employees.

(m) No Employment Rights; No Right to Directorship. Neither the adoption of this Plan nor the grant of any Award hereunder shall (i) confer upon any employee any right to continued employment nor shall it interfere in any way with the right of the Company or a subsidiary to terminate the employment of any employee at any time; or (ii) confer upon any Participant any right with respect to continuation of the Participant’s membership on the Board or interfere in any way with provisions in the Company’s Articles of Incorporation and Bylaws relating to the election, appointment, terms of office, and removal of members of the Board.

(n) Rule 16b-3. With respect to persons subject to Section 16 of the Exchange Act, transactions under this Plan are intended to comply with the applicable conditions of Rule 16b-3. To the extent any provision of this Plan or action by the Board or the Committee fails to so comply, it shall be adjusted to comply with Rule 16b-3, to the extent permitted by law and deemed advisable by the Board or the Committee. It shall be the responsibility of persons subject to Section 16 of the Exchange Act, not of the Company, the Board or the Committee, to comply with the requirements of Section 16 of the Exchange Act; and neither the Company nor the Committee shall be liable if this Plan or any transaction under this Plan fails to comply with the applicable conditions of Rule 16b-3, or if any such person incurs any liability under Section 16 of the Exchange Act.

(o) Governing Law. The Plan and all Awards shall be governed by and construed in accordance with the laws of the State of California.

(p) Use of Proceeds. All cash proceeds to the Company under the Plan shall constitute general funds of the Company.

(q) Assumption by Successor. The obligations of the Company under the Plan and under any outstanding Award may be assumed by any successor corporation, which for purposes of the Plan shall be included within the meaning of “Company.”

Section 11. Amendments and Termination

The Board may amend, alter or discontinue the Plan or any Award, but no amendment, alteration or discontinuance shall be made which would impair the rights of a Participant under an outstanding Award without the Participant’s consent. No amendment, alteration or discontinuance shall require shareholder approval unless it would:

(a) increase in the total number of shares reserved for issuance pursuant to Awards under the Plan;

(b) change the minimum option price for Options;

(c) increase the maximum term of Awards provided for herein;

(d) expand the types of awards which may be issued under the Plan; or

(e) permit Awards to be granted to anyone other than a director or a salaried officer or employee of the Company or a subsidiary corporation.

Any amendment or modification requiring shareholder approval shall be deemed adopted as of the date of the action of the Board effecting such amendment or modification and shall be effective immediately, unless otherwise provided therein, subject to approval thereof within twelve (12) months before or after the effective date by (i) a majority of the shares of the Company’s stock represented and voting in person or by proxy with respect to such amendment at a duly held shareholders’ meeting; or (ii) the written consent of the holders of a majority of the Company’s outstanding shares.

Section 12. Effective Date of Plan

The Plan shall be deemed adopted as of the date first shown herein and shall be effective immediately, subject to approval hereof within twelve (12) months before or after said date by (i) a majority of the shares of the Company’s stock represented and voting in person or by proxy at a duly held shareholders’ meeting; or (ii) the written consent of the holders of a majority of the Company’s outstanding shares.

Section 13. Term of Plan

No Award shall be granted on or after April 12, 2016, but Awards granted prior to April 12, 2016 may extend beyond that date.